Exhibit 99.1

REGENCY ENERGY PARTNERS LP ANNOUNCES RECORD DATE AND MEETING DATE FOR SPECIAL MEETING FOR PROPOSED MERGER WITH ETP

Dallas, TX – March 9, 2015 – Regency Energy Partners LP (“Regency”) (NYSE: RGP) today announced that it has established a record date of March 24, 2015 and a meeting date of April 28, 2015 for a special meeting of its unitholders. At the special meeting, which will be held at 11:00 a.m. central time at Regency’s offices at 2001 Bryan St., Suite 3700, Dallas, TX 75201, Regency unitholders will vote on the previously announced proposed merger of Regency and Energy Transfer Partners, L.P. (“ETP”) (NYSE: ETP), and related matters pursuant to the Agreement and Plan of Merger dated as of January 25, 2015, as amended (the “Merger Agreement”), by and among Regency, ETP, their respective general partners, certain wholly owned subsidiaries of ETP, ETE GP Acquirer LLC and, solely for certain provisions therein, Energy Transfer Equity, L.P. (NYSE: ETE).

Regency unitholders of record at the close of business on March 24, 2015, will be entitled to receive notice of the special meeting and to vote at the special meeting. Subject to satisfaction of the remaining closing conditions, including receipt of Regency unitholder approval, the parties currently expect to complete the merger shortly following conclusion of the special meeting.

Regency is a growth-oriented, master limited partnership engaged in the gathering and processing, compression, treating and transportation of natural gas; the transportation, fractionation and storage of natural gas liquids; the gathering, transportation and terminaling of oil (crude and/or condensate) received from producers; and the management of coal and natural resource properties in the United States. Regency’s general partner is owned by ETE. For more information, please visit Regency’s website at www.regencyenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Regency cannot give any assurance that expectations about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that the proposed transaction may not be consummated. These and other risks and uncertainties are discussed in more detail in filings made by ETP and Regency with the Securities and Exchange Commission (the “SEC”), which are available to the public. Regency undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE REGISTRATION STATEMENT REGARDING THE TRANSACTION CAREFULLY WHEN THEY ARE AVAILABLE. These documents (when they become available), and any other documents filed by ETP or Regency with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus (when available) by phone, e-mail or written request by contacting the investor relations department of ETP or Regency at the following:

Energy Transfer Partners, L.P. 3738 Oak Lawn Ave. Dallas, TX 75219 Attention: Investor Relations Phone: 214-981-0700	Regency Energy Partners LP 2001 Bryan Street, Suite 3700 Dallas, TX 75201 Attention: Investor Relations Phone: 214-840-5477

Participants in the Solicitation

ETP, Regency and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the directors and executive officers of ETP is contained in ETP’s Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015. Information regarding the directors and executive officers of Regency is contained in Regency’s Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015.

Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement/prospectus.

Investor Relations:

Regency Energy Partners

Lyndsay Hannah, 214-840-5477

Director, Finance & Investor Relations

or

Media Relations:

Granado Communications Group

Vicki Granado, 214-599-8785

Cell: 214-498-9272

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